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              EXHIBIT 11 -- COMPUTATION OF NET INCOME PER SHARE
              ----------
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                                                                  Quarter Ended                     Two Quarters Ended
                                                          -------------------------------       -----------------------------
                                                          December 31,       December 31,       December 31,     December 31,
                                                              1994              1993               1994             1993
                                                          ------------       ------------       ------------     ------------
                                                                        (In millions except per share amounts)
Primary:
  Average shares outstanding                                    39.3              39.9              39.4             39.8
                                                             =======           =======           =======          =======
  Income before cumulative effect of change in accounting
   principle                                                 $  34.8           $  30.0           $  63.6         $   54.7
  Cumulative effect of change in accounting principle             --                --                --            (10.1)
                                                             -------           -------           -------          -------
        Net income                                           $  34.8           $  30.0           $  63.6          $  44.6
                                                             =======           =======           =======          =======
Per share amounts:
  Income before cumulative effect of change in accounting
   principle                                                    $.88               $.75            $1.61            $1.37
  Cumulative effect of change in Accounting principle             --                 --               --             (.25)
                                                                ----               ----            -----            -----
        Total                                                   $.88               $.75            $1.61            $1.12
                                                                ====               ====            =====            =====
Fully diluted:
  Total primary average shares outstanding                      39.3               39.9             39.4             39.8

  Dilutive stock options and employee stock purchase
   plan shares -- based on treasury stock method using
   the greater of quarter-end market price or average
   market price                                                   .1                 .2               .1               .2
                                                             -------           --------          -------          -------
Average fully diluted shares outstanding                        39.4               40.1             39.5             40.0
                                                             =======           ========          =======          =======
Per shares amounts:
  Income before cumulative effect of change in accounting
   principle                                                    $.88               $.75            $1.61            $1.36
  Cumulative effect of change in accounting principle             --                 --               --             (.25)
                                                                ----               ----            -----            -----
        Total                                                   $.88               $.75            $1.61            $1.11
                                                                ====               ====            =====            =====
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